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                                  Exhibit 21

                  MAJOR SUBSIDIARIES OF LAFARGE CORPORATION

     The following indicates the corporate names (and all other significant names, if any, under which business is conducted) and jurisdictions of incorporation of the subsidiaries of Lafarge Corporation, all of which are wholly-owned or majority-owned. Indirect subsidiaries of Lafarge Corporation are indented and listed following their direct parent corporations.

           Name(s)                                            Jurisdiction of Incorporation
------------------------------------------                    -----------------------------
American Transport Leasing, Inc.                              Delaware
Cement Transport, Ltd.                                        North Dakota
Friday Harbor Sand & Gravel Co.                               Washington
International Atlantins Insurance Company                     Vermont
Lafarge Dakota Inc.                                           North Dakota
Lafarge Florida Inc.                                          Florida
Lafarge Midwest, Inc.                                         Delaware
Mineral Solutions Inc.                                        Delaware
Presque Isle Corporation                                      Delaware
Redland Inc.                                                  Delaware
         Redland Genstar, Inc.                                Delaware
         Western Mobile, Inc.                                 Delaware
Sierra Bay Receivables Inc.                                   Nevada
Systech Environmental Corporation                             Delaware
Tews Company                                                  Delaware
Lafarge Canada Inc.                                           Canada
         Gestion Carim Inc.                                   Quebec
         International Atlantins Agencies Inc.                British Columbia
         Johnson Concrete & Material Ltd.                     Saskatchewan
         LCI-Warren Merger Inc.                               Canada
                  Lafarge Canada Finance Inc.                 Canada
                  The Warren Paving & Materials
                      Group Limited                           Ontario
         Les sablieres Forestville Inc.                       Quebec
         Lulu Transport Inc.                                  British Columbia
         N C Rubber Products Inc.                             Ontario
         Quality Ready-Mix Limited                            Ontario
         Re-Wa Holdings Ltd.                                  Alberta
         Richvale York Block Inc.                             Ontario
         Valley Rite-Mix Ltd.                                 British Columbia

     Lafarge Corporation also does business under the following names: Florida Portland Cement Company, Lafarge Construction Materials, Lafarge Gypsum, Trinity Portland Cement Company.

     Lafarge Canada Inc. also does business under the following names: Alberta Concrete Products, Apex Gravel, Bestpipe, Canada Concrete, Capital Concrete, Challenge Concrete, Champion Concrete, Cinq Concrete, Coldstream Concrete, Columbia Concrete, Conmac Western Industries, Country Building Supplies, Crown Equipment, Crown Paving and Engineering, Duracon, Francon-Lafarge, Great Lakes Flyash, High River Concrete, Johnston Ready Mix, Lafarge Concrete, Lafarge Construction Materials, Lafarge Gypsum, Lethbridge Concrete Products, Maritime Cement, Nelson Aggregate Co., O.K. Construction Materials, Permanent-Lafarge, Red-D-Mix Block, Richvale - McCord, Richvale - York, Rocky Mountain Precast, Spartan Explosives, Standard Aggregates, Standard Asphalt, Supercrete, Trans-Alta Flyash.

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     Information regarding 86 additional subsidiaries of the Registrant has been omitted because such subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X [17 CFR 210.1-02(v)].